Exhibit 99.1

For more information, contact:
Albertsons Investor Relations
208/395-6622
Albertsons Public Affairs
208/395-4024
ALBERTSONS ANNOUNCES
FIRST QUARTER 2006 RESULTS
Boise, Idaho (May 30, 2006) – Albertson’s, Inc. (NYSE:ABS) reported financial results today for its 2006 first quarter, which ended May 4, 2006.
Reported net earnings from continuing operations totaled $166 million or $0.44 per diluted share compared to reported net earnings of $107 million or $0.29 in the first quarter of 2005. 2006 first quarter results were positively impacted by higher gross margins and lower expenses, including a pre-tax gain of $47 million or $0.08 per diluted share, net of tax, for planned pension curtailments approved during the quarter.
Total sales were $9.9 billion, essentially flat with the first quarter of 2005. Total comparable store sales decreased 0.1% and total identical store sales decreased 0.2%. Comparable store sales were positive in the core operating areas and the drug division while comparable store sales in the non-core operating areas were negative.
Gross profit reached $2.843 billion or 28.61% of sales versus $2.810 billion, an increase of $33 million or 49 basis points as a percent of sales from last year’s first quarter. This increase was driven by successes achieved in the use of new pricing optimization software, retail shrink reduction and supply chain expense reduction initiatives.
Selling general and administrative expenses were 24.77% as a percent of sales, down 40 basis points from last year’s first quarter. This reduction was primarily the result of the positive impact of the previously mentioned pension curtailments, gains on the sale of fixed assets and lower workers’ compensation expenses, partially offset by costs associated with the pending sale of the company and the expensing of stock options.
During the quarter eight new stores were opened, 18 were closed and 20 remodels were completed. A total of 2,461 stores were open at the end of the quarter.
As previously announced on January 23, 2006, the Company has entered into definitive agreements to sell the entire company to a consortium of investors including SUPERVALU Inc., CVS Corporation and an investor group led by Cerberus Capital Management, L.P. that also includes Kimco Realty, Schottenstein Realty, Lubert-Adler Partners and Klaff Realty, LP. The transaction is subject to the approval of Albertsons and SUPERVALU shareholders as well as customary closing conditions. Shareholder meetings of Albertsons and SUPERVALU to authorize the transactions will occur on May 30, 2006. The parties expect the transaction to close in early June 2006.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.
Certain statements made in this press release are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future events are subject to inherent uncertainties. These statements relate to, among other things, the pending sale of the Company. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” and “goal”.
Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the Company’s ability to complete the pending sale of the Company; the factors listed in “Item 1A – Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2006; and other factors affecting the Company’s business in or beyond the Company’s control. Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

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ADDITIONAL INFORMATION
SUPERVALU and Albertsons have filed a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION. You can obtain the joint proxy statement/prospectus, as well as other filings containing information about SUPERVALU and Albertson’s, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota, 55344, Attention: Corporate Secretary, or to Albertson’s, Inc., 250 East Parkcenter Boulevard, Boise, Idaho, 83706-3940, Attention: Corporate Secretary. The respective directors and executive officers of SUPERVALU and Albertson’s and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SUPERVALU’s directors and executive officers is available in its proxy statement filed with the SEC by SUPERVALU on May 12, 2005, and information regarding Albertson’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC by Albertson’s on March 29, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained the joint proxy statement/prospectus and other relevant materials filed with the SEC.
Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)
Consolidated Earnings Statements

	13 Weeks Ended		13 Weeks Ended
	May 4, 2006		May 5, 2005

Sales	$9,940	100.00%	$9,993	100.00%
Cost of sales	7,097	71.39	7,183	71.89

Gross profit	2,843	28.61	2,810	28.11
Selling, general and administrative expenses	2,462	24.77	2,517	25.18

Operating profit	381	3.83	293	2.93
Interest expense, net	119	1.20	132	1.33
Other income, net	(1)	(0.01)	(1)	(0.01)

Earnings from continuing operations before income taxes	263	2.64	162	1.62
Income tax expense	97	0.97	55	0.55

Earnings from continuing operations	166	1.67	107	1.07
Discontinued operations:
Operating loss	(1)	(0.01)	(1)	(0.01)
Gain (loss) on disposal	3	0.03	(11)	(0.11)
Income tax (expense) benefit	(1)	(0.01)	5	0.05

Gain (loss) from discontinued operations	1	0.01	(7)	(0.07)

Net earnings	$167	1.68%	$100	1.00%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.45		$0.29
Discontinued operations	—		(0.02)
Net earnings	0.45		0.27

Diluted
Continuing operations	$0.44		$0.29
Discontinued operations	—		(0.02)
Net earnings	0.45		0.27

Weighted Average Common Shares Outstanding:
Basic	372		370
Diluted	375		371
Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)
Consolidated Balance Sheet Data

	May 4, 2006	February 2, 2006

Assets
Current Assets:
Cash and cash equivalents	$580	$406
Accounts and notes receivable, net	718	723
Inventories, net	3,069	3,036
Assets held for sale	15	22
Prepaid and other	185	168

Total Current Assets	4,567	4,355

Land, Buildings and Equipment, net	9,724	9,903
Goodwill	2,269	2,269
Intangibles, net	834	844
Other assets	501	500

Total Assets	$17,895	$17,871

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$2,314	$2,203
Salaries and related liabilities	586	743
Self-insurance liabilities	273	276
Current maturities of long-term debt and capital lease obligations	50	51
Other current liabilities	658	607

Total Current Liabilities	3,881	3,880

Long-term debt	5,401	5,422
Capital lease obligations	853	856
Self-insurance liabilities	721	691
Other long-term liabilities and deferred credits	1,155	1,315

Stockholders’ Equity
Common stock	371	370
Capital in excess of par	159	122
Retained earnings	5,354	5,215

Total Stockholders’ Equity	5,884	5,707

Total Liabilities and Stockholders’ Equity	$17,895	$17,871

Total Common Shares Outstanding at End of Period	371	370
Condensed Consolidated Cash Flow Data

	13 Weeks Ended	13 Weeks Ended
	May 4, 2006	May 5, 2005

Cash Flows From Operating Activities:
Net earnings	$167	$100
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	288	291
Net deferred income taxes	(26)	(12)
Gain on curtailment of pension plans	(47)	—
Discontinued operations noncash charges	—	13
Other noncash credits, net	(5)	(5)
Changes in operating assets and liabilities	(39)	(78)

Net cash provided by operating activities	338	309

Cash Flows From Investing Activities:
Capital expenditures	(175)	(212)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	58	90
Other	1	(1)

Net cash used in investing activities	(116)	(123)

Cash Flows From Financing Activities:
Commercial paper, net	—	(135)
Proceeds from stock options exercised	31	1
Payments on long-term borrowings	(9)	(9)
Dividends paid	(70)	(70)

Net cash used in financing activities	(48)	(213)

Net increase (decrease) in cash and cash equivalents	174	(27)
Cash and cash equivalents at beginning of period	406	273

Cash and cash equivalents at end of period	$580	$246